                                                                    EXHIBIT 4.30
                                                           [English Translation]

Real Estate Collateral Trust
No. 03-021

                     REAL ESTATE COLLATERAL TRUST AGREEMENT

                                 MARCH 20, 2003

----------------------------------------------------------
Settlor       Hanaro Telecom, Inc.
----------------------------------------------------------
Trustee       Korea Real Estate Investment Trust Co., Ltd.
----------------------------------------------------------

                     REAL ESTATE COLLATERAL TRUST AGREEMENT

Hanaro Telecom Inc. (hereinafter referred to as the "Settlor") hereby enters into this Real Estate Collateral Trust Agreement (hereinafter referred to as the "Trust Agreement") on the following terms and conditions in entrusting the real estate described in Attachment 1 (hereinafter referred to as the "Real Estate on Trust") to Korea Land Corporation (hereinafter referred to as the "Trustee") and the Trustee shall accept it as such.

ARTICLE 1         [TRUST OBJECTIVE]

The purpose of this trust is for the Trustee to preserve and manage the Real Estate on Trust in guaranteeing the performance of the responsibility or the debt that the Settlor accepts, as well as manage the title of the Real Estate on Trust, and to convert and make settlement when the debt repayment is not duly made.

ARTICLE 2         [TRUST PERIOD]

(1) The trust period shall be as set forth in Attachment 2-1, but the Settlor shall consult with the Trustee prior to the expiration of the Trust Agreement to extend the period if necessary.

(2) In the event that the Real Estate on Trust is disposed of prior to the expiration of the trust period set forth in clause (1) at the request of the beneficiaries of this trust, this trust is deemed to expire upon the completion of the registration of the transfer of title to the Real Estate on Trust to a purchaser.

ARTICLE 3         [BENEFICIARIES]

(1) The Beneficiaries under this Trust Agreement shall be classified as Primary Beneficiary of Trust, Beneficiary of Trust and Beneficiary of Trust Benefit, and shall be set forth in paragraph 2 of Attachment 2.

(2) The Settlor may additionally designate or change a beneficiary with the approval of the Trustee.

ARTICLE 4         [TRUST PROPERTY]

The property of the trust shall be the profit and other equivalent matters arising from the operation of money belonging to the trust property. This includes the property comprising the Real Estate on Trust or its physical replacement, lease deposit acquired and stored by the Trustee, disposition proceeds of the Real Estate on Trust, and the gain arising from the disposition.

ARTICLE 5         [PROFIT OF TRUST]

The profit of trust shall be the lease payments and other similar payments from the Real Estate on Trust.

ARTICLE 6         [BENEFICIARY CERTIFICATES]

(1) At the request of the Settlor, the Trustee shall issue Beneficiary Certificates to the Settlor as evidence of this Trust Agreement.

(2) After completing the trust registration and insurance coverage on the Real Estate on Trust, the Trustee shall issue the Beneficiary Certificates to the Settlor in an amount within the price of the Real Estate on Trust, with the Primary Beneficiary of Trust as the beneficiary of the Trust.

(3) During the trust period, in the event that the Settlor additionally designates a Primary Beneficiary of Trust and requests the Trustee for the issuance of Beneficiary Certificates, the Trustee may issue Beneficiary Certificates in an amount requested by that Primary Beneficiary within the collateral value of the Real Estate on Trust. The Settlor shall bear all the expenses resulting from the change of information in the trust ledger and other related costs.

(4) In the event that the Settlor is to change and designate the Primary Beneficiary, the Beneficiary Certificates as amended for the conversion of existing Beneficiary Certificates may be reissued only when there is no Primary Beneficiary with secondary priority. The Settlor shall bear all the expenses resulting from the change of information in the trust ledger and other related costs.

(5) The priority for distribution of trust property in the event of many Primary Beneficiaries shall be as set forth in the Beneficiary Certificates.

(6) The Settlor shall use the Beneficiary Certificates appropriately to meet the trust objective, and shall not dispose of it by transferring to another person, or create a pledge over it for the purpose of collateral.

ARTICLE 7         [PRIORITY RIGHT OF PRIMARY BENEFICIARY]

(1) The scope of priority right for the Primary Beneficiary shall be limited to the principal, interest, and penalty for delay, occurring from loan transactions between the Primary Beneficiary and the debtor (paragraph 3 of Attachment 2).

(2) The Primary Beneficiary has the right to earn profit within the maximum limit of the amount listed in paragraph 4 of Attachment 2 on the Beneficiary Certificates issued by the Trustee.

(3) The Primary Beneficiary shall have priority over the right of the Settlor with respect to the trust property.

(4) The effective period of the Beneficiary Certificates held by the Primary Beneficiary shall be from the date of having the credit of the Primary Beneficiary under the Trust Agreement, to the expiration date of this Agreement. However, the effectiveness shall be lost if it is not used for the designated objective within 30 days of the date of issuance of the Beneficiary Certificates, even if this occurs before the expiration date of the trust.

(5) The Primary Beneficiary shall not, without the prior consent of the Trustee, assign its rights to another person, nor create a pledge over its Beneficiary Certificates nor change its name during the trust period.

(6) The Settlor and its successor shall not have the position of the Primary Beneficiary.

(7) When disposition and settlement of the Real Estate on Trust occurs, in the event the credit of the Primary Beneficiary is extinguished, the Primary Beneficiary next in priority shall be promoted.

ARTICLE 8         [TITLE TRANSFER AND TRUST REGISTRATION OF REAL ESTATE ON
                   TRUST]

(1) After entering into the Trust Agreement, the Settlor shall immediately transfer the title to the Real Estate on Trust to the Trustee, and provide the necessary documents for trust registration including the registration certificate, official seal verification, power of attorney and others in order to notify the trust provisions.

(2) The Settlor shall bear all expenses required for the registration referred to in Clause (1) above.

ARTICLE 9         [PRESERVATION MANAGEMENT OF REAL ESTATE ON TRUST]

(1) The Settlor shall possess and use continuously the Real Estate on Trust and shall pay for all necessary expenses in regard to practical management activity, including preservation, maintenance, repair and other tasks for the Real Estate on Trust.

(2) Without the prior consent of the Trustee, the Settlor shall not take action to limit the title of the Real Estate on Trust, by leasing, creating a security interest, creating Jeonse rights and others, or changing the current condition of the Real Estate on Trust in such a way as to decline the value of the Real Estate on Trust.

(3) The Settlor shall immediately notify the Trustee in the event an accident occurs or loss or damage is caused to the Real Estate on Trust, or in the event such loss or damage or accident is expected to occur.

(4) The Settlor shall accept the asset management actions of the Trustee as necessary for the preservation of the value of, and disposition of, the Real Estate on Trust.

(5) The asset management period of the Trustee shall be the term of this existing Trust Agreement, and it shall be the same in the case of extending or shortening the trust period.

ARTICLE 10        [LEASEHOLD, ETC.]

(1) The lease agreement entered between the Settlor and the tenant prior to entering into the Trust Agreement is still valid under the same terms and conditions, and the Settlor shall submit the leasehold confirmation attached with a copy of the lease agreement to the Trustee. However, in the event the name of the landlord under the lease agreement is renewed with the Trustee and the lease deposit is acquired from the Settlor by the Trustee, the position of the landlord shall be succeeded by the Trustee.

(2) In the event of Clause (1) above, when there is a lease payment that the tenant pays to the Settlor in addition to the lease deposit, the lease payment shall be continuously received by the Settlor. In this case, the Settlor shall undertake the obligation of returning the lease deposit in the event the lease agreement is cancelled or expired during the trust period.

(3) During the trust period, in the event of lease contract is renewed due to the expiration of lease agreement period or lease contract, or entering into the new lease agreement, the Settlor shall obtain the prior consent of the Trustee to enter into the agreement under its own name following the provision of Clause (2) of Article 9.

(4) The Trustee shall not validate a lease agreement entered into by the Settlor unilaterally notwithstanding the provision of Clause (3), and the Settlor shall compensate the Trustee for any damages incurred.

(5) In the event the new lease agreement is entered under the name of the Settlor pursuant to the provisions of Article 3 and the tenant makes a request, the Trustee and the Settlor may jointly endorse the landlord column, and the Trustee may directly enter into the lease agreement in the event of any of the following cases where a reduction of effective collateral value is expected:

         1. In the event of newly entering into a lease agreement for the area with no lease agreement at the time of entering into the Trust Agreement

         2. In the event the deposit on lease is increased due to the renewal or change of lease agreement.

(6) In the event of Clause (5), the lease deposit shall be dealt with by negotiation between the Trustee and the Primary Beneficiary or be managed by the Trustee.

ARTICLE 11        [INSURANCE CONTRACT]

(1) The insurance contract on the Real Estate on Trust shall be made in the type, period and method that the Trustee determines and shall be continued during the existence of the Trust Agreement.

(2) If an insurance contract pursuant to the provision of Clause (1) exists prior to entering into the Trust Agreement, the insurance beneficiary shall be changed to the Trustee or create a pledge in the insurance benefit right. All the expenses required in such a case shall be paid by the Settlor.

(3) When the insurance proceeds are received by the Trustee based on the insurance contract, the insurance proceeds may be settled in accordance with the method determined by Article 22 even before the expiration of the trust period.

ARTICLE 12        [ADDITIONS TO REAL ESTATE ON TRUST]

When insufficiency arises in credit preservation of the Primary Beneficiary from the Real Estate on Trust due to a change of the economy and other reasons, or when such an occurrence is predicted, at the request of the Trustee the Settlor shall provide additional property for this Trust Agreement, with sufficient real estate to secure the credit of the Primary Beneficiary.

ARTICLE 13        [OBLIGATION AND COLLATERAL RESPONSIBILITY]

(1) The Trustee shall discharge its duties in good faith in preserving and managing the Real Estate on Trust and other trust affairs, and the Settlor shall have the responsibility on the Real Estate on Trust.

(2) Even if loss arises to the Beneficiary or the Settlor, the Trustee shall not be liable for it unless it is caused by an intentional or grossly negligent act of the Trustee.

ARTICLE 14        [OPERATION METHOD OF MONEY BELONGING TO TRUST PROPERTY]

(1) The money belonging to the trust asset shall be managed by the Trustee jointly with other trust assets that have the same management method, or alone following the determination of the Financial Supervisory Commission.

(2) The management of the contract deposit (including the penalty of contract cancellation), intermediary payment and balance related to the disposition of the Real Estate on Trust of Clause (2) of Article 21 and
         Article 22 shall be deposited to the financial institution designated by the Trustee.

ARTICLE 15        [PAYMENT OF EXPENSES]

(1) The Settlor shall pay for the taxes and dues on the Real Estate on Trust and trust income, overall expenses required in the processing of maintenance and management expenses and financial expenses and other trust affairs, and loss arising from the irresponsible cause of the Trustee in processing the trust affairs.

(2) In the event that the money from the trust asset is insufficient to pay for the overall expenses of Clause (1) and in the event of an inability to receive the shortage amount from the Trustee, all or part of the Real Estate on Trust may be disposed of in the method recognized as appropriate by the Trustee and appropriate for the payment.

(3) If the Settlor does not pay the expenses under Clause (1) in the payment period, the Trustee may pay for it, and in such a case, the Settlor shall pay to the Trustee the principle amount with the addition of accrued interest. Interest shall be calculated by appropriately applying the loan interest on the basis of the fund procurement interest, as follows internal regulations, starting from the next day of the actual payment until the repayment date.

(4) The Trustee may first obtain the amount paid for the Settlor and the delay penalty under Clause (3) from the money or asset to be paid to the Settlor or Primary Beneficiary.

ARTICLE 16        [CALCULATION OF TRUST AND DISTRIBUTION OF PROFIT]

(1) The calculation date and trust expiration date on the trust asset shall be December 31. The Trustee shall prepare the surplus statement of the applicable period to notify the Beneficiary, and the trust profit shall be distributed in real goods.

(2) In the event that the Beneficiary and the Trustee stipulates before the due calculation date comes, the profit, expense and trust compensation occurred under the trust asset may provisionally be settled for each month or each quarter.

ARTICLE 17        [TRUST COMPENSATION]

(1) The trust compensation is classified into the collateral management compensation and conversion disposition compensation.

(2) The collateral management compensation shall be the amount calculated under paragraph 1 of Attachment 3. However, in the event of additional issuance of Beneficiary Certificates during the trust period, the collateral management compensation shall separately be calculated.

(3) The collateral management compensation of Clause (2) shall be prepaid to the Trustee by the Settlor immediately at the time of issuing the Beneficiary Certificates.

(4) The conversion disposition compensation shall be applied in times of conversion disposition, and it shall be calculated according to paragraph 2 of Attachment 3 based on the standard of disposition price of Real Estate on Trust separately from the compensation determined under Clause (2).

(5) The conversion disposition compensation determined under Clause (4) shall be paid for 50% at the time of receiving the disposition contract deposit and the balance of 50% at the time of full payment of disposition proceeds.

(6) In the event that the Trust Agreement is canceled during the trust period, the trust compensation is not returned.

(7) In the event the Trustee arranges the lease of the Real Estate on Trust, the lease brokerage fee for the real estate may be received separately from the trust compensation determined by Clause (1).

ARTICLE 18        [DISPOSITION TIME OF REAL ESTATE ON TRUST]

(3) In the event of any of the following, the Real Estate on Trust may be disposed of with the request of the Primary Beneficiary even before the expiration of the trust period. However, it may not be disposed in the event of the additional provision of the real estate that is recognized as sufficient to secure the credit of the Primary Beneficiary by the Trustee or the Settlor upon the occurrence of the cause of event in sub-clause 3.

              1. When violating the Loan Transaction Agreement entered into by and between the Primary Beneficiary and the debtor

              2. When violating the Trust Agreement

              3. When the credit satisfaction of Primary Beneficiary is deemed impossible from the Real Estate on Trust following the change of economic situation and others.

(2) In the event of Clause (1), it shall be deemed to reach to the Settlor by notifying to the Trustee via the certified post mail for notice of verification with the fact of disposition to the address of the Settlor, and the Settlor shall not raise any objection on the disposition of the Trustee due to the lack of notice in advance for the fact of scheduled disposition of the Real Estate on Trust.

ARTICLE 19        [DISPOSITION METHOD]

(1) The Real Estate on Trust shall be disposed through competition in the open market in principle. However, if the auction did not find a proper bidder, a free contract may be made under the condition to dispose it prior to the notice of the next disposition date.

(2) The person with highest price to purchase the real estate in trust from the persons intended to purchase the properties for the scheduled price or higher than the price Article 20.

ARTICLE 20        [SCHEDULED PRICE]

(1) The scheduled price at the time of disposing the Real Estate on Trust shall be determined by the Trustee for the amount higher than the appraisal value of the appraisal institution in principle. However, in the event that there is no price fluctuation factor arising within 6 months after commencing the trust, the Trustee may determine for the price of Real Estate on Trust or above on the Beneficiary Certificates.

(2)      In the event of not disposing it with the scheduled price of Clause
         (1), the next scheduled disposition price shall be the amount deducted sequentially for the applicable amount of 10% based on the standard of the previous disposition scheduled price.

ARTICLE 21        [PAYMENT PERIOD OF DISPOSITION PROCEEDS]

(1) The disposition proceeds of the Real Estate on Trust shall be paid in full within 60 days from the date of entering into the next disposition schedule price.

(2) In the event that the disposition is attempted for 3 times or more, the period of payment may be extended and allowed to pay in installments within the scope of satisfying the obligation of the interested party with the Real Estate on Trust. In this case, the scheduled price shall not be the less than the scheduled price of previous dispositions.

ARTICLE 22        [CALCULATION METHOD INCLUDING DISPOSITION PROCEEDS]

(1) This payment sequence of the case to settle in converting the Real Estate on Trust by the Trustee shall be as follows.

         1.       Cost and compensation related to the Trust Agreement

                  A. Cost: Electricity, water, management expense, insurance premium, newspaper notice fees, etc. (tax and dues including the property tax notified under the name of Trustee by the disposition proceed payment date)

                  B. Compensation: Fees for property disposition and fees for the unpaid property management that are to be paid to the Trustee

         2. Small lease deposit before registering for trust (Article 8 of Housing Lease Protection Act and Article 14 of Commercial Building Lease Protection Act)

         3. Credit with collateral of lease deposit (Article 3-2 of Housing Lease Protection Act and Article 5 of Commercial Building Lease Protection Act), security interest (within the scope of highest amount of credit), chonsei right, registered lease right and others (however, the priority of these shall depend on the regulation of the Civil Law.)

         4. The lease deposit that is obligated to return to the Trustee, one that is not applicable to Section 2 and Section 3

         5.       Credit of Primary Beneficiary

         6. In the event of a remaining amount after the payments in regular sequence, the remaining portion is paid to the Beneficiary (Trustee if there is no Beneficiary)

(2) The contract deposit (including the penalty at the time of contract termination), intermediary payment and balance that the Trustee received in relations to the disposition of the Real Estate on Trust shall be managed by the Trustee until it is paid to the interested party and the management profit shall be included in the settlement procedure under Clause 1.

(3) The settlement period of disposition procedure and others shall be made after fully paying the disposition procedure. However, in the event of installment payment of disposition procedure, it may be settled even before full payment when there is no loss to the Trustee.

(4) The amount in sub-clause of Clause (1) shall be paid when the Settlor surrenders the Real Estate on Trust to the buyer and present the acceptance confirmation of buyer to the Trustee.

(5) With the execution of right arising prior to this trust, the procedure settlement at the time of receiving a part of the conversion fund of the Real Estate on Trust by the Trustee shall also follow the order of Clause (1).

ARTICLE 23        [OBLIGATION OF SURRENDER]

Once the disposition procedure on the Real Estate on Trust begins, the Settlor shall surrender the Real Estate on Trust, and shall actively cooperate in surrendering to a person in possession other than that person subject for protection on the lease.

ARTICLE 24        [CANCELLATION OF TRUST AND RESPONSIBILITY]

(1) With the exception of force majeure or other unavoidable situations, the Settlor shall not cancel the trust in principle. Even if the Trustee consents to the trust cancellation, the losses of the Trustee shall be paid by the Settlor.

(2) Notwithstanding the provisions of Clause (1), if the accomplishment of trust objectives or the performance of trust affairs is impossible or clearly difficult due to a change of economy or other significant reasons, the Trustee shall consult with the Settlor to cancel the trust, and in this case, the Trustee shall not be liable.

(3) All costs related to the trust cancellation, trust compensation and damage compensation with other losses shall be claimed to the Settlor or deducted from the trust assets including the Real Estate on Trust.

ARTICLE 25        [COMPLETION OF TRUST]

(1) This trust is completed at the time of expiration for the trust period, or during the trust period when the Settlor fully repays their debt to the Primary Beneficiary and cancels this Trust Agreement, or when the Settlor does not make a loan transaction with the Primary Beneficiary and returns the Beneficiary Certificates to cancel the Trust Agreement after receiving the Beneficiary Certificates, or by the cancellation of trust under Clause (1) and Clause (2) of Article 24, or the disposition of Real Estate on Trust under Clause (5) of Article 22 and sub-clause 1 or sub-clause 3 of Clause (1) of Article 18.

(2) In the event the Trust Agreement expires due to the expiration of the trust period or trust cancellation, the Settlor shall return the Beneficiary Certificates to the Trustee, and the Trustee shall return to the Settlor the Real Estate on Trust in the current condition.

(3) In the event the Trust Agreement is expired, the Trustee shall prepare a final statement and make notification to the Beneficiary. However, the matters already notified to the Beneficiary are deemed to have consent may be deleted from the final statement, and if the Beneficiary has no objection on the final statement within 10 days, it shall be deemed to have gained consent.

(4) When the Trust Agreement expires due to the disposition of the Real Estate on Trust, the provision of Clause (3) shall not be applied.

ARTICLE 26        [REPORTS]

(1) Upon the occurrence of any of the following, the Settlor or its heir shall report this fact to the Trustee in writing immediately.

         1. Loss of Trust Agreement, Beneficiary Certificates and reported official seal.

         2. Trustee and its agent, and other persons related to the trust, in regard to death or changes in address, name and capability of conduct and others, and the change in reported official seal.

         3.       Occurrence of other matters requiring changes on the Trust
                  Agreement.

(2) The Trustee shall not be liable for losses incurred by a delaying of the report of Clause (1).

(3) The Settlor shall compensate for loss in the event that losses are incurred by the Trustee through a neglecting of the report of Clause
         (1).

ARTICLE 27        [LITIGATION]

(1) If the Settlor requests bringing a lawsuit, the Trustee may follow the request or bring a lawsuit on the Real Estate on Trust in the event it is recognized as necessary as determined by the Trustee in its sole discretion.

(2) All expenses shall be paid by the Settlor, including the stamp fees and attorney's fees following a lawsuit and litigation under Clause (1).

ARTICLE 28        [COURT OF JURISDICTION]

In the event of having a dispute on this Trust Agreement, the court of jurisdiction shall be the regional district court that has jurisdiction over the place of the Trustee's head office, or another court as agreed by the parties. However, if the Settlor stipulates a different court of jurisdiction, it shall be followed as such.

ARTICLE 29        [MISCELLANEOUS]

Other matters not determined under the Agreement shall be determined by agreement between the Trustee and the Settlor. However, if the Trustee and the Settlor cannot agree, a reasonable determination of an attorney at law who is designated by the Trustee shall be followed.

To Witness this contract, two copies of the Trust Agreement are drafted and a copy is given to each Trustee and Settlor.

March 20, 2003

SETTLOR: [SEAL AFFIXED]

Name (trade name): Hanaro Telecom, Inc., CEO: Shin, Yun-sik

Resident registration number (corporate registration number): 110111-1466659

Address (place of business): 1445-3 Seocho-dong, Seocho-gu, Seoul

TRUSTEE: [SEAL AFFIXED]

Name (trade name): Korea Real Estate Investment Trust Co., Ltd.: CEO: Lee, Dong-jin

Resident registration number (corporate registration number): 110111-1258220

Address (place of business): 144-25 Samseong-dong, Gangnam-gu, Seoul

Head of project support head office: Han Geum-yong

* Attached documents:     1. Particulars of Real Estate on Trust

                          2. Agreement Details

                          3. Trust Compensation

                          4. Special Addendum

<ATTACHMENT 1>

                      PARTICULARS OF REAL PROPERTY ON TRUST

1. 726 Jangang-dong, Ilsan-gu, Goyang-si, Gyeonggi-do, site 2,993.8 m(2)

2. 726-1 Jangang-dong, Ilsan-gu, Goyang-si, Gyeonggi-do, site 3,026.8 m(2)

3. On the buildings of above 1 & 2, it is a 11th story building with steel framed living facility and the concrete slab roof

3rd underground floor: 3,832.26 m(2)

2nd underground floor: 3,809.86 m(2)

1st underground floor: 3,809.86 m(2)

1st floor: 2,638.96 m(2)

2nd floor: 1,856.41 m(2)

3rd floor: 2,257.03 m(2)

4th floor: 2,376.67 m(2)

5th floor: 2,011.78 m(2)

6th floor: 1,911.23 m(2)

7th floor: 1,911.23 m(2)

8th floor: 1,911.23 m(2)

9th floor: 1,911.23 m(2)

10th floor: 1,911.23 m(2)

11th floor: 409.04 m(2)

Annexed building - 5-story building - steel frame living facility with a concrete slab roof 1st floor: 456.75 m(2); 2nd floor: 449.12 m(2); 3rd floor:
449.12 m(2); 4th floor: 449.12 m(2); 5th floor: 78.20 m(2)

    <ATTACHMENT 2>

                                AGREEMENT DETAILS

1. TRUST PERIOD: From the date of entering into the trust date until the expiration date of the Primary Beneficiary's debt (provided that it shall be within 30 years from the date of entering into the trust agreement).

2.       BENEFICIARY

         A. Primary Beneficiary of Trust

----------------------------------------------------------------------------------
Name (Trade name)                          Hanmi Bank (Branch: Seocho-dong Branch)
----------------------------------------------------------------------------------
Resident registration number (corporate    110111-0303539
registration number)
----------------------------------------------------------------------------------
Address (place of business)                39 Da-dong, Jung-gu, Seoul
----------------------------------------------------------------------------------

         B. Beneficiary of Trust

--------------------------------------------------------------------------------
Name (Trade name)                          Hanaro Telecom, Inc.
--------------------------------------------------------------------------------
Resident registration number (corporate    110111-1466659
registration number)
--------------------------------------------------------------------------------
Address (place of business)                1445-3, Seocho-dong, Seocho-gu, Seoul
--------------------------------------------------------------------------------

         C. Beneficiary of Trust Benefit

--------------------------------------------------------------------------------
Name (Trade name)                          Hanaro Telecom, Inc.
--------------------------------------------------------------------------------
Resident registration number (corporate    110111-1466659
registration number)
--------------------------------------------------------------------------------
Address (place of business)                1445-3, Seocho-dong, Seocho-gu, Seoul
--------------------------------------------------------------------------------

3.       DEBTOR

         Name (Trade name): Hanaro Telecom, Inc.

         Resident registration number (corporate registration number):
         110111-1466659

         Address (place of business): 1445-3, Seocho-dong, Seocho-gu, Seoul

4.       AMOUNT OF BENEFICIARY CERTIFICATES: Won 65,000,000,000.00

<ATTACHMENT 3>

                               TRUST COMPENSATION

1.       COLLATERAL MANAGEMENT COMPENSATION: Standard amount x 20/10,000 (Note)

         1) Standard amount = Price of Real Estate on Trust x amount of Beneficiary Certificate/Price of Real Estate on Trust

         2)       Compensation amount = Standard amount x compensation rate

         3) Collateral management compensation shall be calculated separately each time the Beneficiary Certificate is issued.

         4) Collateral management compensation shall be paid in full for certain the amount of Section 2.

2.       CONVERSION DISPOSITION COMPENSATION

--------------------------------------------------------------------------------
                                             Compensation rate
                            --------------------------------------------------
                            When disposing in a lump      When disposing in an
   Disposition Price               sum payment            installment payment
------------------------------------------------------------------------------
Up to 100 million won                8/1,000                   10/1,000
Over 100 mill - 200 mil              7/1,000                    9/1,000
Over 200 mil - 500 mil               6/1,000                    7/1,000
Over 500 mil - 1 billion             5/1,000                    6/1,000
Over 1 billion won                   4/1,000                    5/1,000
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

         Note) The conversion disposition compensation shall be accumulated and calculated for the compensation of each stage for the standard amount.

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

<ATTACHMENT 4>

                                SPECIAL ADDENDUM

ARTICLE 1         [DEFINITION OF LOAN TRANSACTION]

(1) Under the Trust Agreement, the "Loan Transaction Agreement" means the agreement arising on all loan transactions that the Primary Beneficiary undertakes.

(2) Under the Trust Agreement, "Principal" means the principal of debt arising from a loan that requires payment either now or in the future, note discounts, certificate loans, account loans, payment guarantees (including bond guarantees), sales bond transactions, guaranteed loans, debt on notes or checks, trade premium transactions, marketable securities lending, debt arising from foreign currency exchange or debt arising from other loan transactions.

ARTICLE 2         [DISPOSITION METHOD, ETC.]

(1) In the event that the Settlor and Primary Beneficiary consent as such, the Trustee may dispose the Real Estate on Trust by a method that is recognized as appropriate within the scope, so as not to harm the interest of creditors on Real Estate on Trust, in spite of Article 19 and Article 21 of this Real Estate on Trust.

(2) In the event of disposing trust property, all rights including the construction license right, design right, construction right, attraction right and others are deemed to be succeeded to the acquirer, and the Settlor and the Beneficiary shall not claim for the right related to trust property and other related rights thereto under any cases.

ARTICLE 3         [CONSENT TO CONSTRUCTION, ETC.]

In the event that the Settlor acts to change the original form of the Real Estate on Trust after the date of entering into the Trust Agreement, it shall obtain the advance approval of Trustee and the financial institution that has the priority right to trust property under the Trust Agreement.

ARTICLE 4         [DISPOSITION ON IMPROVEMENT, ETC.]

(1) Construction improvements (facilities, completed or unfinished buildings included) built on the Real Estate on Trust without a separate trust procedure are deemed as trust property under this Trust Agreement.

(2) In the event that there are unpaid construction expenses and development project-related loans not repaid by the time that the objective project is completed for the development project, the Settlor shall provide additional collateral. This may include entering into a disposition trust agreement or collateral Trust Agreement at the same time the unsold subdivision property is preserved for title and registered under the name of the Settlor, so that there is no problem in preserving the security of the Primary Beneficiary.

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

ARTICLE 5         [CONSENT TO USE THE TRADE-NAME OF TRUSTEE AND OTHERS]

In the event that the Settlor wishes to use the trade name of the Trustee for the purpose of subdivision sales of construction improvement on the subject matter Real Estate on Trust, the Settlor shall obtain the advance consent of the Trustee. In the event this consent is violated, the Settlor shall take legal responsibility and shall also pay to the Trustee a penalty applicable to 2% of the subdivision sale amount.

ARTICLE 6         [AMOUNT OF BENEFICIARY CERTIFICATES]

The amount of Beneficiary Certificates shall be issued within the range of the principal amount of the valid collateral. Notwithstanding Clause 2 of Article 6, there shall be an exception if the Primary Beneficiary requests the Trustee to issue the Beneficiary Certificates in excess of the valid collateral amount.

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